IAI
                       Mutual Funds



                                                                          UPDATE
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QUARTERLY NEWSLETTER OF THE IAI FAMILY OF NO-LOAD MUTUAL FUNDS           2Q 2000


                 IAI MUTUAL FUNDS/FEDERATED INVESTORS PROXY Q&A


[SIDEBAR]

IAI AND THE BOARD OF DIRECTORS BELIEVE THAT LARGER MUTUAL FUND COMPANIES WILL BE IN THE BEST POSITION TO OFFER EXCELLENT PRODUCTS AND SERVICES IN THE YEARS AHEAD.



As you know from the recent communications to our shareholders, Federated Investors, Inc. and Investment Advisers, Inc. have agreed to a transaction merging the IAI Mutual Funds into Federated Mutual Funds. Upon shareholder approval, Federated will be responsible for portfolio management and shareholder servicing of the funds.

By now, you should have received detailed proxy information about the acquisition. We encourage you to read the material carefully because it contains important information. For your convenience, we have provided an excerpt from the proxy which provides answers to some of the most frequently asked questions regarding the merger. If you have any additional questions, please feel free to call our toll-free Investor Services Hotline at 1-800-945-3863. Again, we sincerely appreciate your business and thank you for your confidence in our firm and products. It has been a privilege to serve each shareholder in the IAI mutual funds.

WHY IS THIS REORGANIZATION TAKING PLACE?

Over the past several months, IAI management has given extensive consideration to our company's ability to remain competitive in an environment where the amounts of assets under management is becoming more and more important. IAI and the Board of Directors believe that larger mutual fund companies will be in the best position to offer excellent products and services in the years ahead as the mutual fund industry matures.

Management concluded that Federated Investors, with $125 billion of assets under management across a broad product line, is in a good position to provide the high-quality investment management and related services that our shareholders deserve. Thus, the reorganization is being proposed in conjunction with the sale by IAI of its mutual fund advisory business to Federated. On June 16, 2000, IAI and Federated reached a definitive agreement covering such sale.

WHEN WILL THIS REORGANIZATION BECOME EFFECTIVE?

The reorganization is scheduled to be effective in mid-September. Shortly after the reorganization has been approved, you will receive new account information on your ownership in the corresponding Federated Fund.

Q&A (con't.)
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WHAT DO I HAVE TO DO TO BECOME A SHAREHOLDER IN THE FEDERATED FUNDS?

Shareholders are being asked to approve this reorganization through voting at the Special Meeting of Shareholders, which is scheduled to occur in September. Your vote is very important. You have the flexibility to cast your vote either by phone, Internet or mail.

Upon shareholder approval of the reorganization, shareholders' accounts will automatically be transferred to the corresponding Federated Fund.

WHAT WILL HAPPEN TO MY IAI ACCOUNT?

After the reorganization, shareholders will be assigned a new account at Federated and the IAI accounts will be closed. This process will occur automatically, with no action required by you.

WILL ALL OF MY CURRENT ACCOUNT OPTIONS SUCH AS SYSTEMATIC PURCHASES AND WITHDRAWAL PLANS TRANSFER OVER TO FEDERATED?

Various types of account servicing features will transfer automatically to new Federated accounts. Shortly after the reorganization, shareholders will receive information that further describes these options, along with Federated's diversified product line and world-class shareholder services.

WHAT BENEFITS WILL I HAVE AS A FEDERATED SHAREHOLDER?

With over 45 years of investment management experience, Federated has made a significant commitment to developing superior portfolio management strategies and world-class shareholder services. Federated has a diversified product line, strong performance history and competitive fund expenses. Shareholders of record at the time of the reorganization will be allowed to purchase the shares of any Federated mutual fund in the future without paying any front-end sales charge, assuming shareholders meet the Federated Fund's minimum investment requirement. (IAI Money Market Fund will be reorganized into Automated Cash Management Trust ("ACMT"), which has a $25,000 minimum investment requirement. This minimum investment requirement will be waived for IAI Fund shareholders in connection with the reorganization and any subsequent purchases or exchanges into ACMT.)

WILL I INCUR TAXES AS A RESULT OF THIS REORGANIZATION?

This reorganization is expected to be a tax-free event. Shareholders will not incur capital gains or losses on the conversion from IAI Fund shares into Federated Fund shares as a result of this reorganization. Furthermore, the cost basis on each investment will remain the same.

Shareholders  will  incur  capital  gains or losses if they sell  their IAI Fund shares before the reorganization becomes effective or sell/exchange their Federated Fund shares after the reorganization becomes effective. Shareholders will also be responsible for tax obligations associated with monthly or periodic distributions that occur prior to the reorganization. Please note that retirement accounts are exempt from such tax issues.

WHERE CAN I GET MORE INFORMATION ABOUT THIS REORGANIZATION?

Contact IAI at 1-800-945-3863.

WHERE CAN I GET MORE INFORMATION ABOUT THE FEDERATED FUNDS?

Visit Federated's website at www.federatedinvestors.com or call Federated Investors at 1-800-341-7400. Additionally, we encourage you to contact your financial advisor.

[SIDEBAR]
WITH OVER 45 YEARS OF INVESTMENT MANAGEMENT EXPERIENCE, FEDERATED HAS MADE A SIGNIFICANT COMMITMENT TO DEVELOPING SUPERIOR PORTFOLIO MANAGEMENT STRATEGIES AND WORLD-CLASS SHAREHOLDER SERVICES.